ARTICLES OF AMENDMENT TO
                         ARTICLES OF INCORPORATION OF
                  ALANCO ENVIRONMENTAL RESOURCES CORPORATION

     Pursuant to A.R.S. #10-1006, Alanco Environmental Resources Corporation, An Arizona corporation, hereby adopts the following Articles of Amendment to its Articles of Incorporation.

1. The name of the Corporation before the adoption of the amendment: ALANCO ENVIRONMENTAL RESOURCES CORPORATION

2.     The Amendment to the Articles of Incorporation as adopted:

        RESOLVED, that Article I of the Articles of Incorporation of this Corporation be, and is hereby is, amended to read as follows:

        ARTICLE I: The name of the Corporation shall be ALANCO
        TECHNOLOGIES, INC.

3. The Amendment to Articles of Incorporation was adopted by the Shareholders on November 5, 1999.

4. At the time of adoption of the Articles of Amendment, 5,342,486 shares of the common stock of the Corporation were issued and outstanding and entitled to vote on said amendment. 4,139,978 were represented at the meeting, and 4,113,275 shares voted in favor of the amendment. The number of shares cast in favor of the amendment was sufficient for approval of the amendment.

        IN WITNESS WHEREOF, the President of the Corporation, acting for and on behalf of the Corporation, has executed these Articles of Amendment this 4th day of November, 1999.


/s/Robert R. Kauffman
---------------------------------
ROBERT R. KAUFFMAN, President